INN OF THE MOUNTAIN GODS RESORT AND CASINO

                 CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER
                          AND SENIOR FINANCIAL OFFICERS


The honesty, integrity and sound judgment of Inn of the Mountain Gods Resort and Casino and its subsidiaries ("IMG") is fundamental to its reputation and success. Therefore, IMG expects the highest order of ethical conduct and integrity from its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions, including, IMG's Chief Operating Officer, Chief Financial Officer, Director of Finance, Director of Marketing and Director of Casino Operations. IMG's Business Code of Conduct applies to all officers, directors, employees and independent contractors of IMG. In addition to being bound by the Business Code of Conduct's provisions, including provisions about ethical conduct, conflicts of interest and compliance with law, IMG has adopted the following Code of Ethics specifically for its principal executive officer and senior financial officers. All employees covered by this Code of Ethics will:

     o provide full, fair, accurate, timely and understandable disclosure in reports and documents that IMG files with, or submits to the Securities and Exchange Commission (the "SEC") and in other public communications made by IMG;

     o act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest in their personal and professional relationships;

     o comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies;

     o promote the prompt internal reporting of violations of this Code of Ethics and any information you may have concerning (a) significant deficiencies in the design or operation of internal controls that could adversely affect IMG's ability to record, process, summarize and report financial data, or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in IMG's financial reporting, disclosures or internal controls to the chairman of IMG's audit committee and to the appropriate person designated in IMG's Business Code of Conduct;

     o respect the confidentiality of information acquired in the course of one's work except when authorized or otherwise legally obligated to disclose;

     o act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts; and

     o    promote ethical and honest behavior within IMG.



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Any violation of this Code of Ethics will be subject to appropriate discipline, up to and including dismissal from IMG and prosecution under the law. The Management Board of IMG shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any change in, or waiver from, and the grounds for such change or waiver of this Code of Ethics shall be promptly disclosed through a filing with the SEC on a Form 8-K.

It is IMG's intention that this Code of Ethics be its written code of ethics under Section 406 of the Sarbanes-Oxley Act of 2002 complying with the standards set forth in the SEC's Regulation S-K Item 406.